Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Release AIG 180 Maiden Lane New York, NY 10038 www.aig.com	Contacts: Matt Gallagher (Media): 212-458-3247; matthew.gallagher2@aig.com Jon Diat (Media): 212-770-3505; jon.diat@aig.com Liz Werner (Investors): 212-770-7074; elizabeth.werner@aig.com

AIG NAMES KEVIN HOGAN CHIEF EXECUTIVE OFFICER OF

GLOBAL CONSUMER INSURANCE

NEW YORK, August 14, 2013 – American International Group (NYSE: AIG) today announced that Kevin Hogan has been named Chief Executive Officer of AIG Global Consumer Insurance. Mr. Hogan, who previously had a 24-year career at AIG, is expected to formally rejoin AIG in early October.

Mr. Hogan was most recently Chief Executive Officer of Global Life, Zurich Insurance Group, and was a member of the Zurich Executive Committee. He will become a member of the AIG Executive Group and will report to Peter D. Hancock, Chief Executive Officer of AIG Property Casualty (PC).

In addition, AIG’s global life insurance manufacturing will become part of AIG Global Consumer Insurance. AIG Life and Retirement, under the leadership of President and Chief Executive Officer Jay S. Wintrob, will continue to be responsible for AIG’s retirement business, as well as the distribution of all the company’s U.S. life and retirement products.

“I’m delighted to welcome Kevin Hogan back to AIG,” said Robert H. Benmosche, President and Chief Executive Officer of AIG. “I am very enthusiastic about the growth potential of our market-leading global PC consumer and life businesses, and believe they will prosper under Kevin’s strong leadership. Putting the manufacturing of these critical products under the same oversight is an important step in our work to become truly one AIG. In addition, our global consumer network will benefit from the sophistication, scale, and success of our U.S. life insurance platform.”

Mr. Hancock said, “Kevin is an insurance veteran who brings tremendous experience and firsthand knowledge of the global footprint of our PC consumer and life businesses and the opportunities they represent. Kevin’s leadership and background make him uniquely positioned to strategically lead and enhance this important business segment. We are glad to welcome back Kevin to AIG, where he spent most of his career.”

Mr. Hogan started his career in 1984 at AIG with American International Underwriters (AIU) in New York, and subsequently held management positions in Chicago, Tokyo, Hong Kong, and Singapore. In 1998, he was appointed President of AIG’s Accident & Health Division in New York and was elected an AIG Vice President in 2001. In 2002, he also became Chief Operating Officer of AIU. In 2003, Mr. Hogan moved to Beijing to assume responsibility for AIG’s partnership with the People’s Insurance Company of China. In 2005, he became AIG’s Senior Life Division Executive for China and Taiwan, where he was responsible for AIA China and Nan-Shan. In 2008, he returned to New York as AIG’s Chief Distribution Officer, Foreign Life and Retirement Services.

FOR IMMEDIATE RELEASE

Mr. Hogan joined Zurich in December 2008 as CEO, Global Life Americas. In this role, he led Zurich’s Life insurance business in North and South America, with accountability for Farmers Life and Zurich’s Latin America Life Operations. He became CEO, Global Life, in July 2010. Mr. Hogan is a graduate of Dartmouth College.

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Certain statements in this press release constitute forward-looking statements. These statements are not historical facts but instead represent only AIG’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. It is possible that actual results will differ, possibly materially, from the anticipated results indicated in these statements. Factors that could cause actual results to differ, possibly materially, from those in the forward-looking statements are discussed throughout AIG’s periodic filings with the SEC pursuant to the Securities Exchange Act of 1934.

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American International Group, Inc. (AIG) is a leading international insurance organization serving customers in more than 130 countries. AIG companies serve commercial, institutional, and individual customers through one of the most extensive worldwide property-casualty networks of any insurer. In addition, AIG companies are leading providers of life insurance and retirement services in the United States. AIG common stock is listed on the New York Stock Exchange and the Tokyo Stock Exchange.

Additional information about AIG can be found at www.aig.com | YouTube: www.youtube.com/aig |Twitter: @AIG_LatestNews| LinkedIn: http://www.linkedin.com/company/aig |

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries, and coverage is subject to actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.

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